Exhibit 99
UIL HOLDINGS CORPORATION
157 CHURCH STREET
P.O. BOX 1564
NEW HAVEN, CT  06506-0901
203.499.2812 FAX:  203.499.3626

                            UIL HOLDINGS CORPORATION

NEWS RELEASE
NOVEMBER 24, 2003
                                            ANALYSTS CONTACT: SUSAN ALLEN
                                                              203-499-2409
                                            MEDIA CONTACT:    KEVIN MOORE
                                                              203-499-2204
                                            AFTER HOURS:      203-499-2812

        THE UNITED ILLUMINATING COMPANY AND PROSECUTORIAL DIVISION OF THE

                DPUC REACH AGREEMENT ON PENSION AND RELATED EXPENSES

         The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (NYSE: UIL), and the Prosecutorial Division of the Department of Public Utility Control (DPUC) have reached a settlement agreement regarding the disposition of UI's increased pension and post retirement benefit costs. This agreement was filed with the DPUC today and is subject to its approval. The agreement provides for the annual recovery by UI of an additional $10.5 million of pension and post retirement benefit costs effective with final DPUC approval. Recovery by UI will be accomplished by reducing stranded cost amortization. This settlement, therefore, will not increase customer electric rates.
          In addition, the agreement modifies the current over-earnings sharing mechanism from 50% to shareholders and 50% to customers, to 25% to shareholders and 75% to customers, with the entire customer portion being utilized to reduce stranded costs. The agreement also stipulates that UI will not file a rate case before January 1, 2005, and that UI will withdraw its pending Superior Court appeal of the DPUC's June 25, 2003 decision in this matter. A final decision by the DPUC is anticipated in the next few months.

         UIL HOLDINGS CORPORATION IS THE HOLDING COMPANY FOR THE UNITED ILLUMINATING COMPANY AND UNITED RESOURCES, INC. UI IS A NEW HAVEN-BASED REGIONAL DISTRIBUTION UTILITY THAT PROVIDES ELECTRICITY AND ENERGY-RELATED SERVICES TO MORE THAN 320,000 CUSTOMERS IN MUNICIPALITIES IN THE GREATER NEW HAVEN AND GREATER BRIDGEPORT AREAS. URI IS THE UMBRELLA FOR UIL HOLDINGS' NON-UTILITY BUSINESS UNITS, INCLUDING XCELECOM, INC., AMERICAN PAYMENT SYSTEMS, INC., UNITED CAPITAL INVESTMENTS, INC. AND UNITED BRIDGEPORT ENERGY, INC. UIL HOLDINGS WORLD WIDE WEB ADDRESS IS HTTP://WWW.UIL.COM/ AND THE COMPANY IS TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL UIL.
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